Exhibit 99.1

FERRELLGAS PARTNERS’ POSTS SIGNIFICANTLY IMPROVED FIRST-QUARTER RESULTS; ADJUSTED EBITDA NEARLY DOUBLES

OVERLAND PARK, KAN., December 10, 2012/PR Newswire/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane today reported results for the fiscal 2013 first quarter ended October 31. The improved financial performance reflects both margin expansion to more historic levels and the partnership’s focus on further cost reductions throughout its operations.

Adjusted EBITDA increased 93% to a near-record $31.6 million, from $16.4 million in the year-earlier quarter. Distributable cash flow improved nearly $21 million to a record $11.0 million for the same time period.  Gross profit rose 9% to a near-record $140.1 million, from $128.7 million a year earlier. Based on these results, the seasonal first-quarter loss decreased 46% to $17.8 million, or $0.22 per unit, from $32.9 million, or $0.42 per unit.

As expected, lower wholesale propane prices caused both revenues and cost of product sold to decline.  Revenues were $362.9 million, down 33% compared to $538.4 million in the prior year quarter, while total cost of product sold was $222.9 million, down 46% compared to $409.7 million in the prior year period.

President and Chief Executive Officer Steve Wambold commented, “Fiscal 2013 is off to an encouraging start, with the positive momentum of fiscal 2012’s fourth quarter carrying over into the first quarter.  We continue to focus on both profitable growth while driving operational efficiencies in our business through more optimal routing and scheduling of our propane deliveries.”

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Propane sales were 179.4 million gallons, reduced by 9% in the quarter primarily due to the partnership’s focus on optimizing delivery efficiencies to residential customers.  Correspondingly, operating expense decreased 3% to $96.4 million, from $99.4 million the year before.  General and administrative expense declined 6% to $8.8 million, from $9.4 million in the year prior.

Wambold pointed out, “The full impact of our cost-reduction initiative was even greater on an apples-to-apples basis, as excluding performance-based incentive compensation operating expense and general and administrative expense were down 5% and 13%, respectively.” He added, “We remain on track to surpass our announced $20 million cost savings goal by the end of fiscal 2013.”

Wambold continued, “Based on the strength of our underlying fundamentals and a belief that winter temperatures will be more seasonal this year than last, we are projecting Adjusted EBITDA of between $240 million and $260 million for fiscal 2013. Although weather always plays a key role in our performance, we believe that fundamental changes we have made to our pricing and cost structure make financial results in this range possible assuming more normal variations in winter heating season temperatures.”

Contributing to the optimistic outlook is a growing pipeline of potential acquisitions, Wambold pointed out. “We made two acquisitions in the first quarter, Capital City Propane, headquartered in Sacramento, and El Paso-based Flores Gas. These acquisitions were perfect geographic fits, strengthening our presence in the key markets of California and Texas, as well as meeting our criterion of being immediately accretive to earnings.”

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Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own 21.7 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2012, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	October 31, 2012	July 31, 2012
ASSETS

Current Assets:
Cash and cash equivalents	$8,678	$8,429
Accounts and notes receivable, net (including $139,433 and $121,812 of accounts receivable pledged as collateral at October 31, 2012 and July 31, 2012, respectively)	146,946	124,004
Inventories	136,813	127,598
Prepaid expenses and other current assets	36,681	29,315
Total Current Assets	329,118	289,346

Property, plant and equipment, net	616,921	626,551
Goodwill	248,944	248,944
Intangible assets, net	187,577	189,118
Other assets, net	46,448	43,320
Total Assets	$1,429,008	$1,397,279

LIABILITIES AND PARTNERS’ DEFICIT

Current Liabilities:
Accounts payable	$67,865	$47,824
Short-term borrowings	117,897	95,730
Collateralized note payable	82,000	74,000
Other current liabilities	132,076	122,667
Total Current Liabilities	399,838	340,221

Long-term debt (a)	1,069,261	1,059,085
Other liabilities	29,476	25,499
Contingencies and commitments	—	—

Partners’ Deficit:
Common unitholders (79,015,619 and 79,006,619 units outstanding at October 31, 2012 and July 31, 2012, respectively)	(7,799)	43,701
General partner unitholder (798,138 and 798,047 units outstanding at October 31, 2012 and July 31, 2012, respectively)	(60,150)	(59,630)
Accumulated other comprehensive loss	(2,795)	(13,159)
Total Ferrellgas Partners, L.P. Partners’ Deficit	(70,744)	(29,088)
Noncontrolling Interest	1,177	1,562
Total Partners’ Deficit	(69,567)	(27,526)
Total Liabilities and Partners’ Deficit	$1,429,008	$1,397,279

(a)   The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED OCTOBER 31, 2012 AND 2011

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31		October 31
	2012	2011	2012	2011
Revenues:
Propane and other gas liquids sales	$335,281	$514,219	$1,982,007	$2,357,853
Other	27,628	24,207	181,568	203,596
Total revenues	362,909	538,426	2,163,575	2,561,449

Cost of product sold:
Propane and other gas liquids sales	213,657	403,122	1,412,421	1,755,980
Other	9,197	6,626	97,894	118,238

Gross profit	140,055	128,678	653,260	687,231

Operating expense (including $626 of non-recurring severance charges for the twelve month period ended October 31, 2012)	96,434	99,411	396,003	411,432
Depreciation and amortization expense	20,875	20,674	84,042	82,785
General and administrative expense (including $429 of non-recurring severance charges for the twelve month period ended October 31, 2012)	8,774	9,364	36,526	51,137
Equipment lease expense	3,923	3,529	15,042	14,315
Non-cash employee stock ownership plan compensation charge	2,402	2,579	9,263	10,292
Non-cash stock and unit-based compensation charge (b)	3,092	2,917	9,018	15,392
Loss (gain) on disposal of assets and other	271	309	5,997	4,174

Operating income (loss)	4,284	(10,105)	97,369	97,704

Interest expense	(22,435)	(23,387)	(92,302)	(98,395)
Loss on extinguishment of debt	—	—	—	(46,962)
Other income (expense), net	91	(33)	630	356

Earnings (loss) before income taxes	(18,060)	(33,525)	5,697	(47,297)

Income tax expense (benefit)	(264)	(630)	1,494	1,093

Net earnings (loss)	(17,796)	(32,895)	4,203	(48,390)

Net earnings (loss) attributable to noncontrolling interest (a)	(138)	(291)	209	(181)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(17,658)	(32,604)	3,994	(48,209)

Less: General partner’s interest in net earnings (loss)	(177)	(326)	40	(482)

Common unitholders’ interest in net earnings (loss)	$(17,481)	$(32,278)	$3,954	$(47,727)

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$(0.22)	$(0.42)	$0.05	$(0.65)

Weighted average common units outstanding	79,013.3	75,966.4	78,338.3	73,928.5

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31		October 31
	2012	2011	2012	2011

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(17,658)	$(32,604)	$3,994	$(48,209)
Income tax expense (benefit)	(264)	(630)	1,494	1,093
Interest expense	22,435	23,387	92,302	98,395
Depreciation and amortization expense	20,875	20,674	84,042	82,785
EBITDA	25,388	10,827	181,832	134,064
Loss on extinguishment of debt	—	—	—	46,962
Non-cash employee stock ownership plan compensation charge	2,402	2,579	9,263	10,292
Non-cash stock and unit-based compensation charge (b)	3,092	2,917	9,018	15,392
Loss (gain) on disposal of assets and other	271	309	5,997	4,174
Other (income) expense, net	(91)	33	(630)	(356)
Nonrecurring severance costs	—	—	1,055	—
Nonrecurring litigation reserve and related legal fees	688	—	1,580	11,788
Net earnings (loss) attributable to noncontrolling interest	(138)	(291)	209	(181)
Adjusted EBITDA (c)	31,612	16,374	208,324	222,135
Net cash interest expense (d)	(21,075)	(22,031)	(86,644)	(91,662)
Maintenance capital expenditures (e)	(4,275)	(5,327)	(14,992)	(16,352)
Cash paid for taxes	(18)	(3)	(779)	(511)
Proceeds from asset sales	4,771	1,363	9,150	5,279
Distributable cash flow to equity investors (f)	$11,015	$(9,624)	$115,059	$118,889

Propane gallons sales
Retail - Sales to End Users	124,883	132,848	611,353	667,695
Wholesale - Sales to Resellers	54,555	63,421	249,946	259,920
Total propane gallons sales	179,438	196,269	861,299	927,615

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)	Non-cash stock and unit-based compensation charges consist of the following:

		Three months ended		Twelve months ended
		October 31		October 31
		2012	2011	2012	2011
	Operating expense	$711	$1,167	$2,291	4,788
	General and administrative expense	2,381	1,750	6,727	10,604
	Total	$3,092	$2,917	$9,018	$15,392

(c)

Adjusted EBITDA is calculated as earnings (loss) before income tax expense (benefit), interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss (gain) on disposal of assets and other, other income (expense), net, nonrecuring serverance costs, nonrecurring litigation reserve and related legal fees and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)

Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(f)

Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.